Free Writing Prospectus Dated November 12, 2019 Filed Pursuant to Rule 433 of the Securities Act of 1933 Registration Statement Numbers 333-211924, 333-214531, 333-233576 and 333-230457 Investor Presentation November 2019

Disclosures This Presentation (“Presentation”) includes forward-looking statements made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “should,” “intends,” “targeted,” and similar expressions generally identify forward-looking statements and should be read carefully. These statements are based on Preferred Apartment Communities, Inc.’s (“PAC” or the “Company”) current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause PAC’s results to differ from the forward-looking statements can be found in PAC’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as applicable, which have been filed with the Securities and Exchange Commission and are available on PAC’s website at www.pacapts.com. PAC does not undertake a duty to update forward-looking statements, including its projected operating results, to reflect events or circumstances that arise after the date of the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Presentation. The properties depicted in this Presentation are of multifamily communities, grocery-anchored retail, Class-A office, and other income-producing property types that PAC currently owns or for which PAC currently has a real estate loan investment in connection with the development of those properties. The numbers in this presentation represent data from PAC public filings as of the third quarter of 2019, unless otherwise noted. THE INFORMATION REGARDING PRIOR PERFORMANCE IN THIS PRESENTATION SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW PAC WILL PERFORM IN THE FUTURE. 2

Overview Strategic Overview Leadership Team Performance Access to Capital Portfolio & Investments 3

Company Background A Leading Real Estate Investment Trust with a Differentiated Strategy Founded by John A. Williams and Leonard A. Silverstein in 2011, Preferred Apartment Communities is a differentiated REIT focused on producing dividend growth and total stockholder return backed by a portfolio of high amenity, Class A multifamily properties, student housing properties, office buildings, and grocery-anchored retail in growth markets throughout the United States. Deep, experienced In 8 years, went from Successful experience Common stockholders leadership team $0 to over $5.27 managing cycles of real annualized return 17.44% billion in assets estate development, acquisition, management, and disposition 4

Company Background 2011 2019 0 REVENUE: REVENUE: ASSOCIATES $0 – at IPO $345.6M Q3 2019 5

Investment Strategies Investment Class Verticals 6

Geographical Presence 7

Leadership Team Daniel M. DuPree Joel T. Murphy Board Member, CEO-Elect, Chairman & Chief Chairman of Investment Executive Officer Committee & Chief Executive Officer - New Market Properties John A. Isakson Leonard A. Silverstein Executive Vice President, Co-Founder, Vice-Chairman Chief Financial Officer of the Board, President & Chief Operating Officer Mike J. Cronin Jeff R. Sprain Executive Vice President, Executive Vice President, Chief Accounting Officer General Counsel & Corporate Secretary 8

Company Performance Common Stock (NYSE: APTS) Growth Increased Dividend 15x Since June 2011 13.4% AVERAGE ANNUAL RETURN COMMON DIVIDEND GROWTH SINCE PAC’s IPO 9

Company Performance Assets Have Increased Each Year Since 2011 IPO 10

Company Performance Estimated 11

Access to Capital Non-Traded Preferred Equity Current Offerings: • Series A $1.5B • Series M $500M 12

Access to Capital Common Stock • 5 secondary offerings since IPO totaling approximately $226.9M in gross proceeds • Strategically tap public markets to maintain balanced capitalization when pricing is favorable Debt Financing • Emphasis on property-level financing with no mortgage cross-collateralizations or upstream guarantees to the REIT • $2.604B property level-debt of which $2.364B is fixed rate 13

Access to Capital Loan Maturities By Year 14

Advantages of Diversified Portfolio 15

Multifamily Jeff D. Sherman EVP & Managing Director, Multifamily Strategy: To invest in newly constructed assets that are located in fundamentally sound MSAs of 1 million or more people and have either an irreplaceable location, superior product or a value proposition. PAC has limited capital exposure and a reduced risk of being squeezed at the top end of the rental spectrum, demonstrated by the following metrics: Average portfolio age is Average rent is $1.34 per approximately 5.4 years square foot 16

Multifamily Portfolio Sample CROSSTOWN WALK Number of Units: 342 Location: Tampa, FL 17

Multifamily Portfolio Sample FOUNDER’S VILLAGE Number of Units: 247 Location: Williamsburg, VA 18

Real Estate Loan Investment Portfolio Sample CITYPARK VIEW SOUTH (PHASE II) Number of Units: 200 Location: Charlotte, NC 19

Retail Joel T. Murphy Board Member, CEO – Elect, Chairman of Investment Committee, & Chief Executive Officer - New Market Properties Investment Strategy Why Grocery-Anchored/Necessity-Based? • Grocery Anchored/Necessity-Based • Centers are focused on “necessity-based” services: • Focus on #1 and #2 Market-Dominant Grocer Grocery, Service, Restaurants, Healthcare, Fitness • Sunbelt & Mid-Atlantic States • “Necessity-Based” retail is significantly less impacted • Quality Suburban Markets by e-commerce • High and Growing Grocer Sales Volumes • 7 Grocers (Walmart, Kroger, Costco, Albertsons, • Below Replacement Cost Ahold Delhaize, Publix, HEB) in the US control 80.8% • Great Underlying Real Estate with Solid Project and of the $743B grocery market. 45 of the 50 centers Demographic Fundamentals are anchored by these 7 grocers. 20

Trusted Brands 21

U.S. Shopping Center Growth Annual Change in Total U.S. Shopping Center GLA 225 1975-2008 Average: 147.9 2009-2018 Average: 37.3 200 175 150 Average: 122.7 125 100 75 (Millions Feet) of Square (Millions 50 25 0 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Source: ICSC, CoStar Realty Information, Inc. Data as of Q1 2019 22

Retail Portfolio Sample THE MARKET AT SALEM COVE CHEROKEE PLAZA Anchor Tenant: Publix Anchor Tenant: Kroger GLA: 62,356 GLA: 102,864 Location: Nashville, TN Location: Atlanta, GA 23

Office Boone DuPree President – Preferred Office Properties Preferred Office Properties (POP) is a wholly-owned PAC subsidiary that owns, operates and invests in Class-A office properties in high-growth major markets, primarily across the “Sunbelt.” Strategy: Identify and execute on investment opportunities that are: • Accretive to PAC on a stand-alone basis and fit within a market strategy • Present an appropriate risk-adjusted return profile • Offer long-term growth and/or outperformance opportunities in strong markets with growing tenant demand Value creation through smart investing, operational expertise, active management, and by drawing on strategic, long-standing local relationships in each of our target markets to succeed. 24

Office Portfolio Sample THREE RAVINIA 150 Fayetteville Square Feet: 814,000 Square Feet: 560,000 Location: Atlanta, GA Location: Raleigh, NC Tenants Include: IHG, StateFarm Tenants Include: Wells Fargo, Deloitte, U.S. Attorney’s Office 25

Student Housing Paul Cullen Chief Executive Officer – Preferred Campus Communities Strategy: PAC’s Student housing strategy is to invest in purpose built off – campus assets that are located in close proximity to campus (pedestrian-to-campus) with markets showing signs of noticeable housing needs with limited supply. Average age of our Amenity packages Modern asset in top tier owned student appealing to the student universities with portfolio is resident (study labs/fitness growing enrollment approximately 4 years center) 26

Student Housing Communities Sample THE RETREAT SOL University of Central Florida Arizona State University Number of Beds: 792 Number of Beds: 639 Location: Orlando, FL Location: Tempe, AZ 27

Investor Resources Click icons below to access information electronically • Annual Report 2018 • Series A $1.5B Materials • Q3 2019 Supplemental • Series M $500M Materials Financial Data Report • Executive Team Bios Q3 2019 10-Q 28

Preferred Apartment Communities, Inc. ("PAC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents PAC has filed with the SEC for more complete information about PAC and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, with respect to the offering (i) of up to 1,500,000 Units consisting of 1,500,000 shares of Series A Redeemable Preferred Stock and Warrants to purchase 30,000,000 shares of Common Stock, (ii) the offering of up to 500,000 shares of Series M Redeemable Preferred Stock, and (iii) the offering of up to 1,000,000 shares of Series M1 Redeemable Preferred Stock or Series A1 Redeemable Preferred Stock, PAC's dealer manager, Preferred Capital Securities, LLC, will arrange to send you the prospectus if you request it by calling toll-free at (855)330-6594.